MGT Capital to Hold Investor Update Call on Wednesday August 15, 2018

DURHAM, NC, August 10, 2018 /PRNewswire/ — MGT Capital Investments, Inc. (OTCQB: MGTI) announced today that it will hold an investor update call at 8:30 AM EDT on Wednesday August 15, 2018. The day before, the Company plans to file with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the period ending June 30, 2018. The entire document will be available at the Company’s website or at www.sec.gov.

Shareholders and other interested parties are invited to join the call by dialing 785.424.1738 or 877.830.2591 and use passcode 96507. Following prepared remarks, Company executives will answer questions from participants. Further details, if needed, will be posted on MGT’s investor relations page closer to the call date.

About MGT Capital Investments, Inc.

Operating in facilities in northern Sweden and Washington State, MGT Capital Investments, Inc. (OTCQB: MGTI) ranks as one of the largest U.S. based Bitcoin miners. MGT owns and operates approximately 6,800 Bitmain S9 miners, and 50 GPU-based Ethereum mining rigs. Further, the Company continues to execute on an expansion model to secure low cost power and grow its crypto assets materially.

For more information on the Company, please visit: https://mgtci.com

Forward–looking Statements

This press release contains forward–looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward–looking statements.” All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the crypto mining industry; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow and execute its business strategy; volatility in the Bitcoin market; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Investor and Media Contacts

Robert Lowrey

Chief Financial Officer

rlowrey@mgtci.com

Grace Livingston

glivingston@mgtci.com

919.973.0954